Exhibit 10.9

January 11, 2017 Mandy Moses 13088 Pineview Drive Clive, IA 50325-7500

Dear Mandy:

As part of the Agreement and Plan of Merger on the date hereof, by and among Global Partner Acquisition Corp. (“Parent”), Global Partner Sponsor I LLC, Sequel Acquisition, LLC (“Sub”), Sequel Youth and Family Services, LLC (the “Company”), the Key Equityholders (as defined therein), and John F. Ripley, as the representative of the Company’s equityholders, pursuant to which Sub merged with and into the Company, with the Company as the surviving company (the “Transaction”), we are pleased to confirm the terms of your continued employment with the Company. We are excited about the key role you will play in the Company’s future. As such, this letter will summarize and confirm the details of your continued employment with the Company after the Transaction closes. If the Transaction does not close on or prior to June 15, 2017, this letter will be void and of no effect.

Position and Duties: You serve as President and Chief Operating Officer.. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company's interests. You agree not to engage, directly or indirectly, in any other business, employment or activity that (a) interferes with the performance of your duties to the Company, (b) harms the Company’s relationships or reputation, (c) is otherwise contrary to the interests of the Company or its affiliates, or (d) requires any portion of the your business time; provided, however, that you may engage in volunteer activities for charitable organizations, to the extent that such activities do not impair your ability to perform your duties to the Company.

CNPR Agreement: Your continued employment by the Company and the issuance of the equity award discussed below is contingent on your execution of the attached Confidentiality, Non-Solicitation and Proprietary Rights Agreement (the “CNPR Agreement”).

At-Will Employment and Notice of Termination: Your employment with the Company will continue to be “at-will,” meaning that you or the Company may terminate the employment relationship at any time, with or without cause, subject to the notice requirements contained in the CNPR Agreement.

Base Salary: You will be paid a base salary of $300,000 per year payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions, as required by law. Your salary will be reviewed on an annual basis, in line with the Company’s compensation policies.

Annual Bonus: You will continue to be eligible to receive an annual cash bonus, as determined by the Board of Managers of the Company (the “Board”), or its delegate, in its sole discretion. To the extent determined by the Board or its delegate, your annual bonus may be subject to criteria and/or to the terms of a written plan document adopted by the Company. Any such bonus earned by you will be paid when annual bonuses are paid to other executives, generally, and will be further conditioned on your employment through the applicable payment date.

Equity Award: Upon closing of the Transaction, and subject to your continued employment through the date of that closing and subject to shareholder approval of the Sequel Youth and Family Services Corp. Stock Incentive Plan, the Compensation Committee of the Board of Directors will meet to consider the issuance of equity to you pursuant to the terms of the Stock Incentive Plan.

This offer letter, together with the CNPR, comprise the complete and exclusive terms of your employment with the Company after the Transaction closes. These documents supersede any other agreements or promises made to you by anyone, whether oral or written, regarding your employment with the Company following the Transaction.

To confirm your acceptance of this offer of continued employment, please sign and date this letter and the attached CNPR Agreement and submit both to John Stupak. Please maintain copies for your records.

If you have any questions, please feel free to contact John Stupak at: 101 87th Avenue North, St. Petersburg, Florida 33702-37069.

Sincerely,

/s/ John Stupak CEO
John Stupak
President & CEO

Accepted and agreed by /s/ Mandy Moses
on this 11th day of January 2017.

Print Name:	Mandy Moses

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